RESTATED
ARTICLES OF INCORPORATION
OF
EKSO BIONICS HOLDINGS, INC.
Ekso Bionics Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”),
DOES HEREBY CERTIFY:
1.That the name of the corporation is Ekso Bionics Holdings, Inc., and that the corporation was organized as a Nevada corporation pursuant to the Chapter 78 NRS on January 30, 2012, under the name PN Med Group Inc.
2.The corporation previously amended its Articles of Incorporation on December 18, 2013 in order to change its name and to authorize additional stock.
3.The corporation filed a Certificate of Designation on December 24, 2015, in order to authorize certain Series A Preferred Convertible Stock.
4.The corporation amended the Certificate of Designation on April 4, 2016, in order to revise the preferences provided to the Series A Preferred Convertible Stock.
5.The corporation filed a Certificate of Change on April 29, 2016, in order to change the number of authorized common shares.
6.The corporation further amended its Articles of Incorporation on December 22, 2017, in order to update the authorized shares.
7.The corporation further amended its Articles of Incorporation on March 24, 2020, in order to effect a reverse stock split.
8.The corporation withdrew the Certificate of Designation pursuant to the Certificate of Withdrawal filed April 25, 2023, in order to withdraw the Series A Preferred Convertible Stock.
9.That the corporation’s Board of Directors (the “Board”) duly adopted resolutions proposing to restate the Amended and Restated Articles of Incorporation of this corporation currently in effect, declaring said restatement to be advisable and in the best interests of this corporation and its stockholders.
10.That these Restated Articles of Incorporation, which restate the provisions of the Corporation’s Amended and Restated Articles of Incorporation currently in effect, have been duly adopted in accordance with Sections 78.315 and 78.320 of the NRS.
RESOLVED, that the Amended and Restated Articles of Incorporation of this corporation currently in effect be restated in their entirety to read as follows:
I.Name of Corporation: The name of this corporation is Ekso Bionics Holdings, Inc. (the “Corporation”).
II.Registered Agent for Service of Process: The address of the registered agent of the Corporation in the State of Nevada is 8275 South Eastern Avenue #200, in the City of Las

Vegas, County of Clark, 89123. The name of its registered agent at such address is Corporate Creations Network Inc.
III.Authorized Capital Stock:
a.The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is 151,428,571 shares, consisting of 141,428,571 shares of common stock, par value of $0.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
b.The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by filing a certificate pursuant to the corporation laws of the State of Nevada, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
IV.Names and Addresses of the Board of Directors: The names and addresses of the Board of Directors is as follows:

Name	Address
Mary Ann Cloyd	101 Glacier Point, Suite A, San Rafael, CA, 94901, USA
Scott G. Davis	101 Glacier Point, Suite A, San Rafael, CA, 94901, USA
Corinna Lathan	101 Glacier Point, Suite A, San Rafael, CA, 94901, USA
Charles Li	101 Glacier Point, Suite A, San Rafael, CA, 94901, USA
Steven Sherman	101 Glacier Point, Suite A, San Rafael, CA, 94901, USA
Stanley Stern	101 Glacier Point, Suite A, San Rafael, CA, 94901, USA
Rhonda A Wallace	101 Glacier Point, Suite A, San Rafael, CA, 94901, USA

V.Purpose: Distribution of medical supplies and equipment.
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IN WITNESS WHEREOF, these Restated Articles of Incorporation have been executed by a duly authorized officer of this corporation on this 25th day of April 2023.

By: /s/ Scott G. Davis Name: Scott G. Davis Title: Chief Executive Officer

[Signature Page to Restated Articles of Incorporation of Ekso Bionics Holdings, Inc.]